Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Rights Agreement Amendment”), dated as of June 10, 2009 is by and between Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 14, 2008 (the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1. Defined Terms. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Rights Agreement.

2. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is amended to accelerate the Final Expiration Date and is hereby replaced in its entirety as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of one share of the Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on June 10, 2009 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 (“Redemption Date”), or (iii) the time at which such Rights are exchanged as provided for in Section 24 hereof.”

3. Conforming Changes. The Exhibits to the Rights Agreement are hereby restated to reflect this Amendment, including all conforming changes.

4. Effectiveness. This Rights Agreement Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. Severability. If any term, provision, covenant or restriction of this Rights Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Governing Law. This Rights Agreement Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7. Counterparts. This Rights Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

PETROHAWK ENERGY CORPORATION

By:	/s/ David S. Elkouri
	Name:	David S. Elkouri
	Title:	Executive Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

SIGNATURE PAGE TO RIGHTS AGREEMENT AMENDMENT